Exhibit 99.1

February 13, 2013

Dear Colleagues:

We are writing to provide an interim update on the status of our pilot to assess the use of OMONTYS® in the FMCNA dialysis facilities.  The purpose of the commercial pilot is to determine the role of OMONTYS® as an alternative Erythropoiesis Stimulating Agent (ESA) on the FMCNA Formulary.  The assessment includes efficacy, safety and logistics related to this agent that was approved for use by the Food and Drug Administration at the end of March 2012.

We will now pause expansion of the pilot that began in late July 2012.  We have accumulated experience in more than 56,600 administrations in over 18,000 unique patients.  Two months into the FMCNA pilot program, the FDA released revised product information that added language similar to the prescribing information for EPOGEN® concerning the risk for allergic reactions, which we communicated to you in November 2012.  To date, we have seen infrequent allergic reactions in our patient population receiving their first dose of OMONTYS®.  Most of these reactions have been mild, but a small number have been serious.  The rate of allergic reactions has been on the order of 1:1000 patients receiving a first dose of OMONTYS®.  The vast majority of patients who are receiving the medication on an ongoing monthly basis are tolerating it well.

We are now working to analyze the full set of efficacy and safety profile information and feel that the current scale of our experience with use of the drug is adequate to complete this analysis.  These results will be presented to our Corporate Medical Advisory Board with follow up reporting to our medical staff.  In the meantime, this communication is to inform you of our confirmation of the adjusted prescribing information and the finding that such allergic reactions can occur in patients receiving the first dose of the drug.  For patients on OMONTYS®, we recommend continued use of the agent as it has been providing effective anemia management.  We plan to pause the rollout to additional facilities and patients at this time until the analyses are complete and reported to our medical staff.  As many of you have become quite comfortable with the medication, physicians and facilities that have been using OMONTYS® who wish to continue prescribing it for new patients may choose to do so.

As we complete the analysis in the next week or two we plan to provide an update on the pilot experience and any future recommendations.  I thank you for your participation in determining best protocols and practices around the use of OMONTYS® and we will update you with the analysis of our experience once complete.

With best regards,

Franklin W. Maddux, MD, FACP
Chief Medical Officer
Executive VP For Clinical and Scientific Affairs
Fresenius Medical Care North America

Jeffrey L. Hymes, MD
Associate Chief Medical Officer

Fresenius Medical Care North America